Exhibit 2.2

DONATION TO CAPITAL AGREEMENT

THIS DONATION TO CAPITAL AGREEMENT is executed this 21st day of September, 2010, by and among David Bar-Or, individually and as joint tenant or tenant in common with Ohna Bar-Or, Ohna Bar-Or, as joint tenant or tenant in common with David Bar-Or, Raphael Bar-Or, Jonathan Bar-Or, Wannell M. Crook, Bruce G. Miller, NTC & Co. FBO James V. Winkler, Pacific Investment Partners, LLLP, and James V. Winkler (an “Individual” or collectively the “Individuals”), and DMI BioSciences, Inc., a Colorado corporation (the “Company”).

WHEREAS, Ampio Acquisition, Inc., a Colorado corporation (“Merger Subsidiary”), will be merged with and into the Company pursuant to an Agreement and Plan of Merger dated as of September 3, 2010 (the “Merger Agreement;” certain terms used herein and not defined herein are used herein as defined in the Merger Agreement), by and among the Company, Merger Subsidiary and Parent and, pursuant to the terms of the Merger Agreement, Parent will become the Company’s sole shareholder and the Company will become a wholly-owned subsidiary of Parent;

WHEREAS, Individual is a present or former member of the Management Team of the Company or an entity controlled by a present or former member of the Management Team of the Company, and each Individual desires to enter into this Donation to Capital Agreement in order to increase the number of shares of Parent Merger Stock that will be received by the non-Management Team shareholders of the Company in the Merger, thus providing such non-Management Team Company shareholders an increased ownership in Parent on a post-Merger basis;

WHEREAS, the Company, the non-Management Team Shareholders and the Individuals will receive direct, indirect and substantial benefits in the event the transactions contemplated by the Merger Agreement are consummated, and

WHEREAS, the Individuals have agreed voluntarily to confer such benefits on the Company and the non-Management Team shareholders of the Company.

NOW THEREFORE, in consideration of the Company agreeing to undertake the transaction contemplated by the Merger Agreement, and in consideration of $100 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and as a material inducement to the Company to complete the transactions contemplated by the Merger Agreement, the parties, intending to be legally bound, agrees as follows:

1. Donation to Capital. Immediately prior to the Effective Time, each Individual hereby severally and voluntarily agrees to donate back to the capital of the Company all shares of Company Stock owned by, and all Company Rights (collectively, the Company Stock and Company Rights are hereinafter referred to as the “Company Securities”) held by or on behalf of, each Individual as reflected on the attached Appendix 1. Such donation to capital shall be irrevocable and shall be effective immediately prior to the Effective Time of the Merger without further action by the parties hereto, such that the Parent Merger Stock to be issued in conjunction with the Merger shall not be issuable by Parent to any of the Individuals, as such persons will at the Effective Time no longer be Company Shareholders or Company Rights holders. On and after the Effective Time, the Individuals acknowledge and agree that they shall no longer have any ownership rights in the Company Securities that are the subject of this Agreement.

2. Capacity and Authority. Each Individual severally represents and warrants to the Company that he or she is the sole record and beneficial owner of all Company Securities reflected on Appendix 1 (and such Company Securities are therefore not held in joint tenancy or as tenants in common with any other person or entity except as specifically noted on such Appendix 1), and that each such Individual has not pledged, granted a security interest in, or otherwise hypothecated or transferred any of the Company Securities reflected as owned by such Individual on Appendix 1, and has not agreed to do so at any time from and after the execution hereof. In addition, each Individual represents and warrants that he or she will not take any action after the execution of this Agreement to transfer or to seek the registration of any transfer of Company Securities by the Company pending the effectiveness of this Agreement, and that each such Individual has the legal capacity and authority to enter into and perform this Agreement. If the Company Securities are issued in the name of an entity, the person executing this Agreement on behalf of the entity represents and warrants that he or she has the legal authority to bind the entity under this Agreement, and that the executed Agreement shall be binding upon, and enforceable against, the entity in accordance with the terms hereof. The Company represents and warrants to the Individuals that the Company’s Board of Directors has (i) approved and accepted on behalf of the Company the donation to capital effected hereby, and (ii) authorized and directed the Chief Executive Officer in the name of the Company to (a) cancel all certificates representing Company Securities upon the effectiveness hereof, (b) cancel all unreturned or lost certificates representing Company Securities on the stock transfer records of the Company or on the Company’s option or warrant register, as the case may be, and (c) return all Company Stock donated to the capital of the Company to the status of authorized and unissued shares of common stock of the Company.

3. Surrender of Certificates. If any Individual possesses certificates representing Company Securities, then upon execution of this Agreement, each such Individual will thereupon surrender any and all certificates representing Company Securities to the Company, together with duly executed stock powers in the case of Company Stock, or duly executed assignments in the case of Company options and warrants. One business day prior to the Effective Time of the Merger, the Company is hereby authorized to cancel all certificates representing Company Securities owned by the Individuals or, in the case of unissued or lost certificates representing Company Securities, to effect the donation to capital and to record the cancellation of the Company Securities on the Company’s stock transfer records or option or warrant register, as the case may be.

4. Release. At the Effective Time, this Agreement shall serve as a complete release by the Individuals and each of his or her respective heirs, legal representatives, executors, and assigns, of the Company and its directors, officers, successors, predecessors, assigns and affiliates from any and all claims, liabilities, damages, costs, and expenses (including reasonable expert witness fees and attorneys’ fees) incurred in investigating, preparing, or defending against any Proceeding (as defined below) commenced or threatened (hereinafter collectively, “Losses”), for the purpose of any potential, actual or realized claims, whether known or unknown, foreseen or unforeseen and whether contingent or absolute (“Claims”) against the Company or its directors, officers, successors, assigns, affiliates, predecessors, representatives, assigns, legal representatives, executors, heirs, beneficiaries, and each person, if any, who controls any such entity, whether domiciled in this state or elsewhere, that is a party hereto, an intended third party beneficiary hereof, or an affiliate of such third party beneficiary (all such persons and entities being referred to collectively as “Company Affiliates”) which relate to, directly or indirectly, or arise out of, or result from any prior contracts, agreements, contractual obligations or undertakings concerning the Company Securities owned and to be donated to the capital of the Company by the Individuals pursuant hereto, the agreement of the Individuals to donate their Company Securities to the Company in order to facilitate the Merger and benefit the non-Management Team shareholders of the Company, and the actions of the Chief Executive Officer and any other officer of the Company taken in connection with the execution of this Agreement, including the cancellation of all certificates representing Company Securities immediately prior to the Effective Time and the cancellation of the Company Securities on the stock transfer, option and warrant registers of the Company. The release effected hereby shall discharge all parties hereto and the Company Affiliates with respect to any Claim brought in any forum including, but not by way of limitation, any court of competent jurisdiction, arbitration proceeding or any other type of civil or investigative proceeding (a “Proceeding” or collectively “Proceedings”).

5. No Claims. Without limiting the release set forth above, each Individual hereby represents and warrants to the Company that it does not know of any Claim against the Company including, without limitation, any right to revoke, cancel or terminate this Agreement, to withhold the Company Securities being donated to the capital of the Company, or the existence of any events or circumstances that would serve as the basis for a Claim by Individual against the Company or the other Individuals.

6. Specific Performance. Each party’s obligation under this Agreement is unique. If any party should default in its obligations under this Agreement, the parties each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the nondefaulting parties, in addition to any other available rights or remedies, may sue in equity for specific performance, and the parties each expressly waive the defense that a remedy in damages will be adequate. Notwithstanding any breach or default by any of the parties of any of their respective representations, warranties, covenants or agreements under this Agreement, at the Effective Time each of the parties waives any rights that it or they may have to rescind this Agreement or the transactions consummated pursuant to it. The Individuals severally agree that a default by any of the Individuals will entitle the Company to seek specific performance of this Agreement.

7. Covenant Not to Sue. Subject to this Agreement becoming effective in accordance with its terms, the parties agree for themselves to refrain from making any Claim or to commence, cause or permit a Proceeding to be prosecuted against any of the other parties to this Agreement on account of this Agreement or the transactions contemplated herein or hereby, except the institution of any Proceeding necessary to cure any default hereunder.

8. Survival. All covenants and agreements in this Agreement and any other certificate or document delivered pursuant to this Agreement will survive the effectiveness of this Agreement until expiration of the applicable statute of limitations for any Claims or Proceedings. Such survival will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement.

9. Entire Agreement; Assignment. This Agreement (including Appendix 1 hereto) (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings both written and oral among the parties with respect to the subject matter hereof, and (b) shall not be assigned by operation of law or otherwise; provided, however, that the Company may assign any or all of its rights under this Agreement. Time is of the essence in this Agreement.

10. Validity. If any provision of this Agreement or the application thereof to any party is in any circumstance held invalid or unenforceable, the remainder of this Agreement and the application of such provision to other parties shall not be affected thereby and to such end the provisions of this Agreement are agreed to be severable.

11. Intended Third Party Beneficiary. For all purposes of this Donation to Capital Agreement, Parent and its affiliates shall be expressly deemed an intended third party beneficiary of this Agreement and shall have the right to enforce the terms and conditions of this Agreement on behalf of the Company and its non-Management Team stockholders who are direct beneficiaries hereof.

12. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to each other party at the addresses for such parties appearing in the Company’s records, as the same may be updated from time to time.

13. Governing Law. This Agreement will be governed by and construed in accordance with the domestic laws of the State of Colorado, without giving effect to any choice of law or conflicting provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Colorado to be applied.

14. Jurisdiction/Venue. Each of the parties to this agreement hereby irrevocably and unconditionally submits to the jurisdiction of the United States District Court for Colorado or any state court of competent jurisdiction sitting in Arapahoe County, Colorado for purposes of all Proceedings arising out of or relating to this Agreement or the transactions contemplated hereby, and agrees on behalf of itself and its Affiliates not to commence any Proceedings related thereto except in such court. Each of the parties to this Agreement irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any Proceeding or any Claim that a Proceeding commenced in such court has been brought in an inconvenient forum.

15. Construction and Representation. The Individuals acknowledge and agree that it is their responsibility to engage individual counsel, and that the Company’s counsel or counsel to the intended third party beneficiary is not representing any or all of the Individuals in any capacity in connection with this Agreement. Furthermore, the parties hereto agree that because the Individuals have been advised to engage counsel for themselves and each Individual has been advised to consult his, her or its personal counsel, any rule of construction under which ambiguities shall be construed against the drafter of this Agreement shall not apply to this Agreement. THIS AGREEMENT IS A LEGAL AND BINDING DOCUMENT THAT WILL RESULT IN EACH INDIVIDUAL VOLUNTARILY RELINQUISHING HIS OR HER OWNERSHIP INTEREST (OR POTENTIAL OWNERSHIP INTEREST) IN THE COMPANY FOR THE BENEFIT OF THE NON-MANAGEMENT TEAM SHAREHOLDERS OF THE COMPANY. THE COMPANY STRONGLY ADVISES YOU TO CONSULT YOUR OWN COUNSEL BEFORE EXECUTING THIS AGREEMENT.

IN WITNESS WHEREOF, the Company and the Individuals have executed this Donation to Capital Agreement as of the day and year first written.

The Individuals:

/s/ David Bar-Or
David Bar-Or, Individually and as joint tenant or tenant in common with Ohna Bar-Or

/s/ Ohna Bar-Or
Ohna Bar-Or, as joint tenant or tenant in common with David Bar-Or

Raphael Bar-Or

/s/ Jonathan Bar-Or
Jonathan Bar-Or

/s/ Wannell M. Crook
Wannell M. Crook

/s/ Bruce G. Miller
Bruce G. Miller

NTC & Co., FBO James V. Winkler

By:	/s/ James V. Winkler

Print Name:	James V. Winkler

Title:	Stock Owner

Pacific Investment Partners, LLLP

By:	/s/ Anne Miller

Print Name:	Anne Miller

Title:	Manager

/s/ James V. Winkler
James V. Winkler

The Company: DMI BioSciences, Inc.

By:	/s/ Bruce G. Miller

Bruce G. Miller, Chief Executive Officer

4